Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE
February 5, 2020

PEABODY REPORTS EARNINGS FOR QUARTER AND YEAR ENDED DECEMBER 31, 2019

Fourth quarter reflects 10-percent cost-per-ton improvement in three operating segments; Lowering capital expenditures and suspending dividends in light of industry conditions and portfolio changes; Emphasizing debt reduction to maintain financial strength; Continuing to progress regulatory process for proposed PRB/Colorado JV; Commencing commercial process for North Goonyella Mine in tandem with ongoing mine development plan

ST. LOUIS, Feb. 5 - Peabody (NYSE: BTU) today announced its fourth quarter 2019 operating results, including revenues of $1.12 billion; loss from continuing operations, net of income taxes of $290.2 million; net loss attributable to common stockholders of $289.8 million; diluted loss per share from continuing operations of $3.12; and Adjusted EBITDA1 of $204.9 million.

“During the fourth quarter, Peabody made a number of operational improvements in Australia, reduced costs in four of five operating segments, opportunistically repurchased bonds to reduce debt, generated substantial cash from commercial settlements and progressed the regulatory process for the proposed PRB/Colorado joint venture,” said President and Chief Executive Officer Glenn Kellow. “For 2020, we are targeting improved met coal volumes and costs, lower SG&A and reduced North Goonyella holding costs. Those benefits are expected to partly offset current lower pricing in all segments, lower U.S. thermal volumes, and the loss of some $200 million in contributions from the closing of the Kayenta and Millennium Mines.”

Fourth Quarter and Full Year 2019 Results

Fourth quarter 2019 revenues totaled $1.12 billion compared to $1.40 billion in the prior year, primarily driven by 17 percent lower seaborne metallurgical coal volumes and reduced pricing.

Depreciation, depletion, and amortization (DD&A) declined 31 percent from the prior year to $121.6 million, primarily due to the elimination of Kayenta Mine DD&A in the fourth quarter, roll-off of contract amortization expense and lower volumes.

Following final Commonwealth approval in the fourth quarter of 2019, Peabody completed the formation of the United Wambo joint venture and recognized a $48.1 million gain.

[1]Adjusted EBITDA, Free Cash Flow and Net Debt are non-GAAP financial measures. Revenues per ton, costs per ton, Adjusted EBITDA margin per ton and percent are non-GAAP operating/statistical measures. Adjusted EBITDA margin is equal to segment Adjusted EBITDA divided by segment revenues. Please refer to the tables and related notes in this press release for a reconciliation of non-GAAP financial measures.

The company recognized $250.2 million in non-cash impairment charges largely related to changes in life of mine assumptions in New Mexico and unallocated reserves in the Illinois Basin and Colorado. As noted last quarter, Peabody also wrote-off $58.5 million at the North Goonyella Mine, primarily related to prior panel development. Based on lower discount rates, Peabody recognized a $67.4 million mark-to-market loss on its postretirement healthcare liabilities, compared to a gain of $125.5 million in the prior year.

Fourth quarter net loss from continuing operations, net of income taxes totaled $290.2 million compared to net income from continuing operations, net of income taxes of $233.5 million in the prior year and diluted loss per share from continuing operations of $3.12 compared to income of $1.97 in the prior year.

Fourth quarter Adjusted EBITDA totaled $204.9 million and included approximately $89 million associated with favorable customer negotiations, $23.0 million in restructuring costs and $11.8 million in transaction costs related to the proposed PRB/Colorado joint venture. Fourth quarter restructuring charges primarily relate to actions taken at the North Goonyella Mine and U.S. mine closures, with approximately $7 million related to the company’s organizational realignment activities. As Peabody continued to progress the regulatory process for the proposed PRB/Colorado joint venture, certain activities were accelerated from the first quarter of 2020 to December.

Full-year 2019 revenues totaled $4.62 billion compared to $5.58 billion in the prior year on an 11 percent decline in volumes and lower pricing, reflecting industry conditions. Full-year 2019 loss from continuing operations, net of income taxes totaled $188.3 million, while Adjusted EBITDA totaled $837.1 million.

Segment Performance

The seaborne thermal segment exported 3.3 million tons at an average realized price of $64.83 per short ton, with the remainder delivered under a long-term domestic contract in the fourth quarter. For the full year, Peabody’s export thermal sales totaled 11.5 million tons with domestic shipments totaling 8.0 million tons. During the quarter, the Wambo complex had improved production, which contributed to strong segment cost performance of $30.68 per short ton and underpinned fourth quarter seaborne thermal margins of 33 percent. In addition, the Wilpinjong Mine had record railings in 2019.

Fourth quarter seaborne metallurgical coal sales totaled 1.9 million tons with Adjusted EBITDA margins of $15.71 per ton, excluding North Goonyella costs. Production improved significantly at the Coppabella and Moorvale mines, with the fourth quarter marking the highest quarterly production volumes for the year. As a result, the metallurgical segment delivered a 10-percent cost-per-ton improvement compared to the prior year, excluding North Goonyella costs, despite 17 percent lower year-over-year volumes.

Fourth quarter seaborne metallurgical cost performance of $88.91 per ton (excluding North Goonyella costs) improved 15 percent relative to September year-to-date costs per ton. As anticipated, fourth quarter North Goonyella costs were significantly reduced to $16.9 million following the reduction in workforce in late October 2019.

Within the U.S. thermal business, Peabody successfully concluded its negotiations with the owners of the power plant previously served by the Kayenta Mine, resulting in a one-time $69 million settlement related to recovery of additional contract costs. In addition, the company reached a favorable settlement with a Powder River Basin (PRB) customer resulting in $20 million of incremental Adjusted EBITDA in the fourth quarter, approximately $15 million of which would have been attributed to periods between 2016 and 2018, but could not be recognized prior to settlement.

Fourth quarter PRB shipments declined 8 percent from the prior year to 27.6 million tons, reflecting the challenging demand backdrop across the United States. Continued strong cost performance, along with the settlement discussed above, contributed to 23 percent PRB Adjusted EBITDA margins in the fourth quarter.

The Midwestern segment cut costs per ton by 10 percent from the prior year to $31.61 per ton even as volumes declined 20 percent, following reduced production from less uneconomic mines. Costs improvements reflect higher productivity across several mines as well as favorable mix from ongoing mines.

Balance Sheet and Cash Flow

Peabody ended the year with $732.2 million of cash and cash equivalents and $1.28 billion of available liquidity. Fourth quarter operating cash flows and capital expenditures totaled $124.8 million and $102.6 million, respectively. During the quarter, Peabody shifted from programmatic share repurchases to voluntary debt reduction. The company repaid $47.2 million of debt, including opportunistic open market purchases, bringing the company’s consolidated debt balance to $1.31 billion with Net Debt of $578.6 million at year end.

2020 Outlook

Seaborne Thermal Coal

•
The United Wambo joint venture was formed in the fourth quarter of 2019 following final federal permit approval. Joint production is targeted to begin late in 2020 and allow for optimized mine planning, improved strip ratios, enhanced quality and the potential to extend the life of the open-cut operations beyond 2040. Costs will be temporarily elevated in 2020 as the mine transitions to the joint venture structure. Peabody expects to spend approximately $60 million in capital expenditures in 2020 in conjunction with the joint venture.

•
The Wilpinjong Extension Project, which extends the life of one of the lowest-cost thermal coal mines in Australia and offers attractive returns, continues to progress. Capital expenditures associated with the project are expected to total approximately $40 million in 2020.

Seaborne Metallurgical Coal

•	Peabody is implementing actions to increase metallurgical coal volumes and lower unit costs.

•
2020 seaborne metallurgical volumes are expected to be approximately 8.3 million tons. Volumes are anticipated to be weighted to the back half of the year as Shoal Creek is expected to return to normal production levels, following a several-week outage in the first half of the year to finalize an upgrade of the main line conveyor system.

•
Following a significant reduction in holding costs, Peabody is commencing a commercial process for its North Goonyella Mine in parallel with the existing and ongoing mine development plan. The process comes in response to substantial expressions of interest in this valuable asset from potential strategic partners and other producers. Commercial outcomes could include a strategic financial partner, joint venture structure or complete sale of North Goonyella. At this time, Peabody is in discussions with the Queensland Mines Inspectorate (QMI) regarding ventilation and re-entry of Zone B. Based on the success of discussions with QMI and/or progression of the commercial process being launched, Peabody will determine the appropriate level, if any, and timing of capital expenditures.

U.S. Thermal Coal

•
Following an extensive review, and in line with the agreed upon timeline, Peabody anticipates a decision from the U.S. Federal Trade Commission regarding the formation of the highly synergistic proposed PRB/Colorado joint venture in the first quarter. In addition, Peabody and Arch are engaged in permitted integration planning for the proposed joint venture.

•
Following the announced closure of the Kayenta Mine and several other mines in the Midwest in 2019, Peabody will consolidate the former Midwestern and Western segments into ‘Other U.S. Thermal’ for purposes of segment reporting in 2020 and beyond. Committed volume of approximately 20 million tons in 2020 reflects the combined effects of these closures.

Financial

•
The company continues to maintain strong cash balances, high liquidity and substantial optionality as it evaluates its financial execution. As part of our commitment to maintain financial strength, Peabody is now focused on reducing debt and has already reduced debt by nearly $50 million in the fourth quarter of 2019. The pacing and quantum of debt reduction will be dependent on industry and company-specific factors contemplated in 2020, including commercial processes under way for the PRB/Colorado joint venture and North Goonyella Mine.

For 2020, the company is taking a “live within our means” approach given changes in industry conditions and the operating portfolio. The company has sharply reduced capital expenditures, modified the portfolio and is continuing improvement activities. The company is also suspending its dividends and does not have any intentions to repurchase shares under current conditions. Peabody believes these steps are important to enable long-term value creation for the benefit of all stakeholders, including shareholders.

2020 Guidance

•
Macro industry conditions, including a mild Northern winter, low natural gas prices, as well as trade and import policy uncertainties, suggest a challenging backdrop to start the year. Peabody is aggressively tackling costs and focusing on the basics to improve operational performance, particularly in its seaborne metallurgical segment.

•
For 2020, Peabody is guiding toward increased met coal volumes and reduced met costs, lower SG&A and lower North Goonyella holding costs. These benefits are expected to mitigate current pricing declines in all segments, lower U.S. thermal volumes, and the loss of contributions from mine closures. The company's 2020 earnings profile is expected to be weighted to the second half of the year.

•	Peabody has a strong U.S. contracted position with 96 million tons in the PRB and 20 million tons in other U.S. thermal mines, and has the flexibility to increase volumes should demand warrant.

•
Peabody is now targeting total 2020 capital expenditures of approximately $250 million, 12 percent lower than 2019 actual expenditures. 2020 expenditures include life extension project capital at the Wilpinjong and Wambo open-cut mines.

•
SG&A for 2020 is expected to be approximately $135 million, compared to $145.0 million in 2019 and $158.1 million in 2018. The company’s 2020 SG&A and segment cost guidance reflect efficiencies and cost improvements associated with its previously announced $50 million annualized cost savings target. Peabody continues to evaluate ways to further improve its cost structure.

•
U.S. thermal costs are expected to be impacted by increases in the federal coal excise tax, which will revert to historical rates and is expected to have an approximately $30 million impact on costs relative to 2019.

•
Relative to the fourth quarter of 2019, the first quarter of 2020 is expected to be lower based on $89 million of non-recurring settlement income, approximately $20 million to $30 million in pricing impacts as well as higher seaborne met costs. Elevated first quarter met costs (relative to full-year 2020 guidance) are expected to be driven by an extended longwall move at the Metropolitan Mine, preparation for a several-week upgrade of the main line conveyor system at the Shoal Creek Mine and impacts of mine sequencing at the Moorvale Mine.

Today’s earnings call is scheduled for 10 a.m. CST and will be accompanied by a presentation available at PeabodyEnergy.com.

Peabody (NYSE: BTU) is the leading global pure-play coal company and a member of the Fortune 500, serving power and steel customers in more than 25 countries on six continents. The company offers significant scale, high-quality assets, and diversity in geography and products. Peabody is guided by seven core values: safety, customer focus, leadership, people, excellence, integrity and sustainability. For further information, visit PeabodyEnergy.com.

Contact:
Investors
Julie Gates
314.342.4336

Media
Michelle Constantine
314.342.4347

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters and Years Ended Dec. 31, 2019 and 2018

(In Millions, Except Per Share Data)
	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2019	2018	2019	2018

Tons Sold	40.8	46.2	165.5	186.7

Revenues	$1,117.4	$1,397.1	$4,623.4	$5,581.8
Operating Costs and Expenses (1)	825.1	1,021.5	3,536.6	4,071.4
Depreciation, Depletion and Amortization	121.6	175.9	601.0	679.0
Asset Retirement Obligation Expenses	13.8	15.1	58.4	53.0
Selling and Administrative Expenses	37.2	38.4	145.0	158.1
Restructuring Charges (Benefit)	23.0	(0.5)	24.3	1.2
Transaction Costs Related to Business Combinations and Joint Ventures	11.8	4.9	21.6	7.4
Other Operating (Income) Loss:
Net Loss (Gain) on Disposals	0.7	1.6	(2.1)	(48.2)
Gain on Formation of United Wambo Joint Venture	(48.1)	—	(48.1)	—
Asset Impairment	250.2	—	270.2	—
Provision for North Goonyella Equipment Loss	58.5	17.1	83.2	66.4
North Goonyella Insurance Recovery	—	—	(125.0)	—
Income from Equity Affiliates	(10.9)	(3.7)	(3.4)	(68.1)
Operating (Loss) Profit	(165.5)	126.8	61.7	661.6
Interest Expense	36.8	36.5	144.0	149.3
Loss on Early Debt Extinguishment	0.2	—	0.2	2.0
Interest Income	(4.5)	(9.3)	(27.0)	(33.6)
Net Periodic Benefit Costs, Excluding Service Cost	4.8	4.5	19.4	18.1
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	67.4	(125.5)	67.4	(125.5)
Reorganization Items, Net	—	—	—	(12.8)
(Loss) Income from Continuing Operations Before Income Taxes	(270.2)	220.6	(142.3)	664.1
Income Tax Provision (Benefit)	20.0	(12.9)	46.0	18.4
(Loss) Income from Continuing Operations, Net of Income Taxes	(290.2)	233.5	(188.3)	645.7
Income from Discontinued Operations, Net of Income Taxes	13.8	27.1	3.2	18.1
Net (Loss) Income	(276.4)	260.6	(185.1)	663.8
Less: Series A Convertible Preferred Stock Dividends	—	—	—	102.5
Less: Net Income Attributable to Noncontrolling Interests	13.4	8.0	26.2	16.9
Net (Loss) Income Attributable to Common Stockholders	$(289.8)	$252.6	$(211.3)	$544.4

Adjusted EBITDA (2)	$204.9	$273.7	$837.1	$1,379.3

Diluted EPS - (Loss) Income from Continuing Operations (3)(4)	$(3.12)	$1.97	$(2.07)	$4.28

Diluted EPS - Net (Loss) Income Attributable to Common Stockholders (3)	$(2.98)	$2.20	$(2.04)	$4.43

(1)	Excludes items shown separately.
(2)
Adjusted EBITDA is a non-GAAP financial measure. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.

(3)
During the quarter and year ended December 31, 2019, weighted average diluted shares outstanding were 97.3 million and 103.7 million, respectively. During the quarter and year ended December 31, 2018, diluted EPS was calculated under the two-class method which treats participating securities as having rights to earnings that otherwise would have been available to common stockholders and assumes that participating securities are not exercised or converted. As such, weighted average diluted shares outstanding were 114.7 million and 121.0 million during the quarter and year ended December 31, 2018, respectively, and excluded weighted average shares outstanding related to the participating securities of 2.1 million for the year ended December 31, 2018.

(4)	Reflects (loss) income from continuing operations, net of income taxes less preferred stock dividends and net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters and Years Ended Dec. 31, 2019 and 2018

	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2019	2018	2019	2018
Tons Sold (In Millions)
Seaborne Thermal Mining Operations	5.4	5.5	19.5	19.1
Seaborne Metallurgical Mining Operations	1.9	2.3	8.1	11.0
Powder River Basin Mining Operations	27.6	30.0	108.1	120.3
Midwestern U.S. Mining Operations	3.7	4.6	16.0	18.9
Western U.S. Mining Operations	1.9	3.5	11.9	14.7
Total U.S. Thermal Mining Operations	33.2	38.1	136.0	153.9
Corporate and Other	0.3	0.3	1.9	2.7
Total	40.8	46.2	165.5	186.7

Revenue Summary (In Millions)
Seaborne Thermal Mining Operations	$251.0	$325.3	$971.7	$1,099.2
Seaborne Metallurgical Mining Operations	201.4	299.0	1,033.1	1,553.0
Powder River Basin Mining Operations	325.2	340.3	1,228.7	1,424.8
Midwestern U.S. Mining Operations	147.1	193.3	669.7	801.0
Western U.S. Mining Operations	191.5	152.6	639.7	592.0
Total U.S. Thermal Mining Operations	663.8	686.2	2,538.1	2,817.8
Corporate and Other	1.2	86.6	80.5	111.8
Total	$1,117.4	$1,397.1	$4,623.4	$5,581.8

Total Reporting Segment Costs Summary (In Millions) (1)
Seaborne Thermal Mining Operations	$167.5	$187.8	$642.3	$647.2
Seaborne Metallurgical Mining Operations	188.2	273.2	892.9	1,111.6
North Goonyella Equipment & Development Costs	16.9	49.0	77.6	58.0
Seaborne Metallurgical Mining Operations, Excluding North Goonyella Equipment & Development Costs	171.3	224.2	815.3	1,053.6
Powder River Basin Mining Operations	251.3	280.5	1,007.5	1,140.3
Midwestern U.S. Mining Operations	116.4	160.0	539.0	655.8
Western U.S. Mining Operations	102.1	101.6	409.0	446.6
Total U.S. Thermal Mining Operations	469.8	542.1	1,955.5	2,242.7
Corporate and Other	31.1	28.3	73.5	115.2
Total	$856.6	$1,031.4	$3,564.2	$4,116.7

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Seaborne Thermal Mining Operations	$83.5	$137.5	$329.4	$452.0
Adjusted EBITDA - Seaborne Metallurgical Mining Operations	13.2	25.8	140.2	441.4
North Goonyella Equipment & Development Costs	16.9	49.0	77.6	58.0
Adjusted EBITDA - Seaborne Metallurgical Mining Operations, Excluding North Goonyella Equipment & Development Costs	30.1	74.8	217.8	499.4
Adjusted EBITDA - Powder River Basin Mining Operations	73.9	59.8	221.2	284.5
Adjusted EBITDA - Midwestern U.S. Mining Operations	30.7	33.3	130.7	145.2
Adjusted EBITDA - Western U.S. Mining Operations	89.4	51.0	230.7	145.4
Adjusted EBITDA - Total U.S. Thermal Mining Operations	194.0	144.1	582.6	575.1
Middlemount (2)	(4.9)	8.1	(9.8)	51.1
Resource Management Results (3)	2.2	1.9	8.2	44.7
Selling and Administrative Expenses	(37.2)	(38.4)	(145.0)	(158.1)
Transaction Costs Related to Business Combinations and Joint Ventures	(11.8)	(4.9)	(21.6)	(7.4)
Other Operating Costs, Net (4)	(34.1)	(0.4)	(46.9)	(19.5)
Adjusted EBITDA (1)	$204.9	$273.7	$837.1	$1,379.3

Note: See footnote explanations on following page

Supplemental Financial Data (Unaudited)
For the Quarters and Years Ended Dec. 31, 2019 and 2018

		Quarter Ended		Year Ended
		Dec.	Dec.	Dec.	Dec.
		2019	2018	2019	2018
Revenues per Ton - Mining Operations (5)
	Seaborne Thermal	$45.97	$58.80	$49.69	$57.58
	Seaborne Metallurgical	104.62	131.89	127.62	141.06
	Powder River Basin	11.81	11.35	11.37	11.84
	Midwestern U.S.	39.95	42.53	41.90	42.44
	Western U.S.	97.86	43.26	53.48	40.20
	Total U.S. Thermal	20.00	18.03	18.66	18.31

Costs per Ton - Mining Operations (5)(6)
	Seaborne Thermal	$30.68	$33.91	$32.84	$33.90
	Seaborne Metallurgical	97.69	120.57	110.30	100.97
	North Goonyella Equipment & Development Costs	8.78	21.62	9.59	5.27
	Seaborne Metallurgical, Excluding North Goonyella Equipment & Development Costs	88.91	98.95	100.71	95.70
	Powder River Basin	9.13	9.36	9.32	9.47
	Midwestern U.S.	31.61	35.21	33.72	34.75
	Western U.S.	52.13	28.80	34.19	30.33
	Total U.S. Thermal	14.15	14.24	14.38	14.57

Adjusted EBITDA Margin per Ton - Mining Operations (5)(6)
	Seaborne Thermal	$15.29	$24.89	$16.85	$23.68
	Seaborne Metallurgical	6.93	11.32	17.32	40.09
	North Goonyella Equipment & Development Costs	8.78	21.62	9.59	5.27
	Seaborne Metallurgical, Excluding North Goonyella Equipment & Development Costs	15.71	32.94	26.91	45.36
	Powder River Basin	2.68	1.99	2.05	2.37
	Midwestern U.S.	8.34	7.32	8.18	7.69
	Western U.S.	45.73	14.46	19.29	9.87
	Total U.S. Thermal	5.85	3.79	4.28	3.74

(1)
Total Reporting Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.

(2)
We account for our 50% equity interest in Middlemount Coal Pty Ltd. (Middlemount), which owns the Middlemount Mine, under the equity method. Middlemount's standalone results exclude the impact of related changes in deferred tax asset valuation allowance and reserves and amortization of basis difference recorded by the company in applying the equity method. Middlemount's standalone results include (on a 50% attributable basis):

		Quarter Ended		Year Ended
		Dec.	Dec.	Dec.	Dec.
		2019	2018	2019	2018
		(In Millions)
	Tons sold	0.3	0.6	1.5	2.1
	Depreciation, depletion and amortization and asset retirement obligation expenses	$7.8	$3.1	$23.1	$14.9
	Net interest expense	2.7	3.9	9.1	13.9
	Income tax (benefit) provision	(5.5)	2.6	(7.1)	18.0
(3)
Includes gains (losses) on certain surplus coal reserve and surface land sales, property management costs and revenues, the Q3 2018 gain of $20.5 million on the sale of surplus coal resources associated with the Millennium Mine and the Q1 2018 gain of $20.6 million on the sale of certain surplus land assets in Queensland's Bowen Basin.

(4)
Includes trading and brokerage activities, costs associated with post-mining activities, certain coal royalty expenses, minimum charges on certain transportation-related contracts, restructuring charges and the Q1 2018 gain of $7.1 million recognized on the sale of our interest in the Red Mountain Joint Venture.

(5)
Revenues per Ton, Costs per Ton and Adjusted EBITDA Margin per Ton are metrics used by management to measure each of our mining segment’s operating performance. Revenues per Ton and Adjusted EBITDA Margin per Ton are equal to revenues by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Costs per Ton is equal to Revenues per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the mining segment level. We consider all measures reported on a per ton basis to be operating/statistical measures; however, we include reconciliations of the related non-GAAP financial measures (Adjusted EBITDA and Total Reporting Segment Costs) in the “Reconciliation of Non-GAAP Financial Measures” section in this document.

(6)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring charges; asset impairment; provision for North Goonyella equipment loss and related insurance recovery; amortization of fresh start reporting adjustments related to take-or-pay contract-based intangibles; and certain other costs related to post-mining activities.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Dec. 31, 2019 and 2018

(Dollars In Millions)

	(Unaudited)
	Dec. 31, 2019	Dec. 31, 2018
Cash and Cash Equivalents	$732.2	$981.9
Accounts Receivable, Net	329.5	450.4
Inventories	331.5	280.2
Other Current Assets	220.7	243.1
Total Current Assets	1,613.9	1,955.6
Property, Plant, Equipment and Mine Development, Net	4,679.1	5,207.0
Operating Lease Right-of-Use Assets	82.4	—
Investments and Other Assets	139.1	212.6
Deferred Income Taxes	28.3	48.5
Total Assets	$6,542.8	$7,423.7

Current Portion of Long-Term Debt	$18.3	$36.5
Accounts Payable and Accrued Expenses	957.0	1,022.0
Total Current Liabilities	975.3	1,058.5
Long-Term Debt, Less Current Portion	1,292.5	1,330.5
Deferred Income Taxes	28.8	9.7
Asset Retirement Obligations	654.1	686.4
Accrued Postretirement Benefit Costs	593.4	547.7
Operating Lease Liabilities, Less Current Portion	52.8	—
Other Noncurrent Liabilities	273.4	339.3
Total Liabilities	3,870.3	3,972.1

Common Stock	1.4	1.4
Additional Paid-in Capital	3,351.1	3,304.7
Treasury Stock	(1,367.3)	(1,025.1)
Retained Earnings	597.0	1,074.5
Accumulated Other Comprehensive Income	31.6	40.1
Peabody Energy Corporation Stockholders' Equity	2,613.8	3,395.6
Noncontrolling Interests	58.7	56.0
Total Stockholders' Equity	2,672.5	3,451.6
Total Liabilities and Stockholders' Equity	$6,542.8	$7,423.7

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters and Years Ended Dec. 31, 2019 and 2018

(Dollars In Millions)
	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2019	2018	2019	2018
Cash Flows From Operating Activities
Net Cash Provided By Continuing Operations	$127.6	$233.1	$705.4	$1,516.9
Net Cash Used in Discontinued Operations	(2.8)	(4.2)	(28.0)	(27.2)
Net Cash Provided By Operating Activities	124.8	228.9	677.4	1,489.7
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(102.6)	(114.5)	(285.4)	(301.0)
Changes in Accrued Expenses Related to Capital Expenditures	5.7	7.1	0.1	0.1
Federal Coal Lease Expenditures	—	—	—	(0.5)
Insurance Proceeds Attributable to North Goonyella Equipment Losses	—	—	23.2	—
Proceeds from Disposal of Assets, Net of Receivables	2.4	7.4	30.0	76.4
Amount Attributable to Acquisition of Shoal Creek Mine	—	(387.4)	(2.4)	(387.4)
Contributions to Joint Ventures	(92.7)	(117.1)	(419.1)	(475.3)
Distributions from Joint Ventures	92.1	128.7	408.8	483.7
Advances to Related Parties	(14.8)	(8.2)	(27.3)	(13.8)
Cash Receipts from Middlemount Coal Pty Ltd	—	25.6	14.7	106.7
Investment in Equity Securities	(3.0)	—	(3.0)	(10.0)
Other, Net	(0.8)	6.6	(0.9)	3.8
Net Cash Used In Investing Activities	(113.7)	(451.8)	(261.3)	(517.3)
Cash Flows From Financing Activities
Repayments of Long-Term Debt	(47.2)	(12.0)	(71.1)	(85.0)
Payment of Debt Issuance and Other Deferred Financing Costs	—	—	(6.4)	(21.2)
Common Stock Repurchases	(29.7)	(135.1)	(329.9)	(834.7)
Repurchase of Employee Common Stock Relinquished for Tax Withholding	—	—	(12.3)	(14.5)
Dividends Paid	(14.2)	(15.0)	(258.1)	(59.6)
Distributions to Noncontrolling Interests	(0.1)	—	(23.5)	(10.3)
Other, Net	(0.1)	—	—	0.1
Net Cash Used In Financing Activities	(91.3)	(162.1)	(701.3)	(1,025.2)
Net Change in Cash, Cash Equivalents and Restricted Cash	(80.2)	(385.0)	(285.2)	(52.8)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	812.4	1,402.4	1,017.4	1,070.2
Cash, Cash Equivalents and Restricted Cash at End of Period	$732.2	$1,017.4	$732.2	$1,017.4

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters and Years Ended Dec. 31, 2019 and 2018

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2019	2018	2019	2018

(Loss) Income from Continuing Operations, Net of Income Taxes	$(290.2)	$233.5	$(188.3)	$645.7
Depreciation, Depletion and Amortization	121.6	175.9	601.0	679.0
Asset Retirement Obligation Expenses	13.8	15.1	58.4	53.0
Gain on Formation of United Wambo Joint Venture	(48.1)	—	(48.1)	—
Asset Impairment	250.2	—	270.2	—
Provision for North Goonyella Equipment Loss	58.5	17.1	83.2	66.4
North Goonyella Insurance Recovery - Equipment (1)	—	—	(91.1)	—
Changes in Deferred Tax Asset Valuation Allowance and Reserves and Amortization of Basis Difference Related to Equity Affiliates	(19.1)	3.8	(18.8)	(18.3)
Interest Expense	36.8	36.5	144.0	149.3
Loss on Early Debt Extinguishment	0.2	—	0.2	2.0
Interest Income	(4.5)	(9.3)	(27.0)	(33.6)
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	67.4	(125.5)	67.4	(125.5)
Reorganization Items, Net	—	—	—	(12.8)
Unrealized Losses (Gains) on Economic Hedges	2.0	(54.6)	(42.2)	(18.3)
Unrealized (Gains) Losses on Non-Coal Trading Derivative Contracts	(1.0)	(0.7)	(1.2)	0.7
Fresh Start Take-or-Pay Contract-Based Intangible Recognition	(2.7)	(5.2)	(16.6)	(26.7)
Income Tax Provision (Benefit)	20.0	(12.9)	46.0	18.4

Adjusted EBITDA (2)	$204.9	$273.7	$837.1	$1,379.3

Operating Costs and Expenses	$825.1	$1,021.5	$3,536.6	$4,071.4
Unrealized Gains (Losses) on Non-Coal Trading Derivative Contracts	1.0	0.7	1.2	(0.7)
Fresh Start Take-or-Pay Contract-Based Intangible Recognition	2.7	5.2	16.6	26.7
North Goonyella Insurance Recovery - Cost Recovery and Business Interruption (1)	—	—	(33.9)	—
Net Periodic Benefit Costs, Excluding Service Cost	4.8	4.5	19.4	18.1
Restructuring Charges (Benefit)	23.0	(0.5)	24.3	1.2

Total Reporting Segment Costs (3)	$856.6	$1,031.4	$3,564.2	$4,116.7

Net Cash Provided By Operating Activities	$124.8	$228.9	$677.4	$1,489.7
Net Cash Used In Investing Activities	(113.7)	(451.8)	(261.3)	(517.3)
Add Back: Amount Attributable to Acquisition of Shoal Creek Mine	—	387.4	2.4	387.4

Free Cash Flow (4)	$11.1	$164.5	$418.5	$1,359.8

(1)
We recorded a $125.0 million insurance recovery during the year ended December 31, 2019 related to losses incurred at our North Goonyella Mine. Of this amount, Adjusted EBITDA excludes an allocated amount applicable to total equipment losses recognized at the time of the insurance recovery settlement, which consisted of $24.7 million and $66.4 million recognized during the years ended December 31, 2019 and 2018, respectively. The remaining $33.9 million, applicable to incremental costs and business interruption losses, is included in Adjusted EBITDA for the year ended December 31, 2019.

(2)
Adjusted EBITDA is defined as (loss) income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance.

(3)
Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a metric to measure each of our segment's operating performance.

(4)
Free Cash Flow is defined as net cash provided by operating activities less net cash used in investing activities and excludes cash outflows related to business combinations. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
As of Dec. 31, 2019

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

(Unaudited)
Dec. 31, 2019

Current Portion of Long-Term Debt	$18.3
Long-Term Debt, Less Current Portion	1,292.5
Less: Cash and Cash Equivalents	(732.2)

Net Debt (1)	$578.6

(1)
Net Debt is defined as current portion of long-term debt plus long-term debt, less current portion less cash and cash equivalents. Net Debt is reviewed by management as an indicator of our overall financial flexibility, capital structure and leverage.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

2020 Guidance Targets

Segment Performance

Segment	Volume (millions of short tons)	Contracted Pricing per Short Ton	Average Cost per Short Ton
PRB - Priced	~96	$11.13	~$9.70
Other U.S. Thermal - Priced	~20	$37	~$31.75
Seaborne Thermal (Export) - Priced	~3.2	~$65
Seaborne Thermal (Export) - Total	~11.5		~$32
Seaborne Thermal (Domestic)	~7.7
Seaborne Metallurgical	~8.3		~$95

Other Annual Financial Metrics ($ in millions)

SG&A		~$135
DD&A		~$425
Net Cash Interest Payments		~$110
Interest Expense (Including Non-Cash)		~$135
Capital Expenditures		~$250
ARO Cash Spend		~$65

Supplemental Pricing Information

U.S. Thermal	PRB and Other U.S. Thermal volumes reflect volumes priced as of Dec. 31, 2019. Peabody has the flexibility to increase volumes should demand warrant.
Seaborne Thermal
~65% of Peabody’s annual export seaborne thermal sales realize the NEWC index price with the remaining 35% realizing the API 5 price. Peabody’s 2020 priced position reflects a combination of NEWC and API 5 quality in USD per short ton.

Seaborne Metallurgical
On average, Peabody’s total metallurgical sales realize ~75% of the premium hard-coking coal index price. Peabody’s total metallurgical sales are expected to be comprised of ~40% hard-coking coal and ~60% PCI.

Note: Seaborne thermal costs reflect the weighted average cost for both export and domestic volumes.

Certain forward-looking measures and metrics presented are non-GAAP financial and operating/statistical measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that Peabody expects will occur in the future are forward-looking statements. They may include estimates of value accretion, joint venture synergies, closing of the joint venture, revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, debt reduction, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect Peabody’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond Peabody’s control, including (i) risks that the proposed joint venture may not be completed, including as a result of a failure to obtain required regulatory approvals, (ii) risks that the anticipated synergies from the proposed joint venture may not be fully realized, including as a result of actions necessary to obtain regulatory approvals, (iii) other factors that are described in Peabody’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2018, and (iv) other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody’s website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.